As filed with the Securities and Exchange Commission on June 27, 2023

Registration No. 333-204200

Registration No. 333-125103

Registration No. 333-70800

Registration No. 333-79237

Registration No. 33-97174

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT No. 333-204200

FORM S-8 REGISTRATION STATEMENT No. 333-125103

FORM S-8 REGISTRATION STATEMENT No. 333-70800

FORM S-8 REGISTRATION STATEMENT No. 333-79237

FORM S-8 REGISTRATION STATEMENT No. 33-97174

UNDER

THE SECURITIES ACT OF 1933

THE COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its certificate of incorporation)

Maryland	52-1652138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3035 Leonardtown Road

Waldorf, Maryland 20601

(301) 645-5601

(Address, including zip code, and telephone

number, including area code, of registrant's principal executive offices)

THE COMMUNITY FINANCIAL CORPORATION 2015 EQUITY COMPENSATION PLAN

TRI-COUNTY FINANCIAL CORPORATION 2005 EQUITY COMPENSATION PLAN

TRI-COUNTY FINANCIAL CORPORATION 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED

TRI-COUNTY FINANCIAL CORPORATION 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

TRI-COUNTY FINANCIAL CORPORATION 1995 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

James M. Burke

President and Chief Executive Officer

The Community Financial Corporation

3035 Leonardtown Road

Waldorf, Maryland 20601

(301) 645-5601

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Gary R. Bronstein, Esq.

Edward G. Olifer, Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, NW, Suite 200

Washington, DC 20004

(202) 508-5800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission by The Community Financial Corporation (formerly known as Tri-County Financial Corporation) (“TCFC”):

•	Registration Statement on Form S-8, File No. 333-204200, registering 400,000 shares of common stock, par value $0.01 per share, for issuance under The Community Financial Corporation 2015 Equity Compensation Plan.
•	Registration Statement on Form S-8, File No. 333-125103, registering 110,000 shares of common stock, par value $0.01 per share, for issuance under the Tri-County Financial Corporation 2005 Equity Compensation Plan.
•	Registration Statement on Form S-8, File No. 333-70800, registering 11,624 shares of common stock, par value $0.01 per share, for issuance under the Tri-County Financial Corporation 1995 Stock Option Plan for Non-Employee Directors, as amended.
•	Registration Statement on Form S-8, File No. 333-79237, registering 90,400 shares of common stock, par value $0.01 per share, for issuance under the Tri-County Financial Corporation 1995 Stock Option Plan for Non-Employee Directors and the Tri-County Financial Corporation 1995 Stock Option and Incentive Plan.
•	Registration Statement on Form S-8, File No. 33-97174, registering 32,375 shares of common stock, par value $0.01 per share, for issuance under the Tri-County Financial Corporation 1995 Stock Option and Incentive Plan.

Pursuant to the Agreement and Plan of Merger dated December 14, 2022, by and between Shore Bancshares, Inc. and The Community Financial Corporation (the “Merger Agreement”), TCFC will be merged with and into Shore Bancshares, Inc. (“SHBI”) effective on July 1, 2023. Upon consummation of the merger, each share of common stock of TCFC outstanding immediately prior to the merger, subject to the terms of the Merger Agreement, will be converted into the right to receive 2.3287 shares of SHBI common stock.

In connection with the transactions contemplated by the Merger Agreement, TCFC has terminated any offering of TCFC’s securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by TCFC in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offering, TCFC is filing this Post-Effective Amendment to the Registration Statements to deregister, and does hereby remove from registration all such securities of TCFC registered but unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waldorf, Maryland on June 27, 2023.

THE COMMUNITY FINANCIAL CORPORATION

By:	/s/ James M. Burke
James M. Burke
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.